Exhibit 99.1

March 22, 2017

Liberty Interactive Corporation to Hold Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation (Nasdaq: QVCA,QVCB, LVNTA, LVNTB) (the “Company”) will be holding its Annual Meeting of Stockholders on Wednesday,  May 24, 2017 at approximately 8:15 a.m. E.D.T. at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, GA 30339.  The record date for the meeting is 5:00 p.m., New York City time, on April 3, 2017.  The annual meeting will not be webcast.

Stockholders wishing to nominate a director or present a proposal to be considered at the annual meeting must submit a written notice to the Corporate Secretary of the Company on or before April 3, 2017 at its executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112.  In addition, any stockholder proposals submitted for inclusion in the Company’s proxy materials for the annual meeting must be received by the Corporate Secretary on or before April 3, 2017 and will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, the Company’s charter and bylaws and Delaware law.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interests in Liberty Broadband Corporation and FTD, Liberty Interactive Corporation’s subsidiary Evite, and minority interests in Interval Leisure Group, Lending Tree and Charter Communications.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Interactive Corporation